Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS: Investors: Elizabeth Corse (703) 667-6984 elizabeth.corse@savvis.net	Media: Carter Cromley (703) 667-6110 carter.cromley@savvis.net

SAVVIS REPORTS STRONG FIRST QUARTER RESULTS

Strength in Hosting Revenue Reflects Robust Demand for Core SAVVIS Services

SAVVIS Records $125.2 Million Gain on Sale of Non-strategic Assets

ST. LOUIS, MO. – April 25, 2007 – SAVVIS, Inc. (NASDAQ: SVVS), a global leader in IT infrastructure services for business applications, announced today that its revenue for the first quarter of 2007 totaled $205.2 million. Income from operations, which included $125.2 million from the gain on the sale of non-strategic assets, was $139.0 million in the first quarter 2007, and net income was $114.5 million.

First quarter operating cash flow was $28.3 million, and cash capital expenditures were $35.8 million, of which $12.7 million was for previously-announced growth projects, including the build-out of four new data centers and SAVVIS’ next-generation network. Total cash and cash equivalents were $221.6 million at March 31, 2007.

Results for the first quarter of 2007 included a $125.2 million gain on the sale of non-strategic assets, and $3.6 million of non-recurring, colocation revenue related to the resolution of a contractual dispute that had been reserved for in 2006. Excluding the impact of these non-recurring items:

•	first quarter 2007 revenue would be $201.6 million, up 12% from the same period a year ago and essentially flat compared to the prior quarter;

•	gross profit, defined as total revenue less cost of revenue, would be $84.9 million, up 27% from the same period a year ago and 3% from the prior quarter, and would be 42% of current-quarter revenue;

•	income from operations would be $10.1 million, compared to $3.7 million in the same period a year ago and $11.6 million in the prior quarter; and

•	Adjusted EBITDA* would be $39.6 million, up 56% from the same period a year ago and 10% from the prior quarter, resulting in a 20% Adjusted EBITDA margin.

SAVVIS

First-quater Financial Results

April 25, 2007

Chief Executive Officer Phil Koen said, “Our first quarter financial results reflect continued strong growth in SAVVIS’ core revenue from hosting services, with managed hosting revenue up 37% from a year ago, and 4% from last quarter. Our customers, and industry analysts, agree that SAVVIS provides a unique value proposition in offering IT infrastructure as a service. Our strong Adjusted EBITDA performance in the quarter demonstrates the success of the SAVVIS business model in generating margin improvement.”

First-quarter Results

(US$ millions)	Three months ended:
	March 31, 2007	Dec. 31, 2006	March 31, 2006
Revenue:
Colocation	$69.4	$59.0	$50.1
Managed hosting	50.3	48.4	36.7

Total Hosting	119.7	107.4	86.8
Network services	79.0	82.7	79.0
Other services	6.5	10.6	14.2

Total Revenue	$205.2	$200.7	$180.0

Cost of Revenue(1)	$116.7	$118.4	$113.0
Sales, Gen. & Admin. Expenses(1)	$53.2	$53.5	$43.4
Income from Operations	$139.0	$11.6	$3.7
Net Income (Loss)	$114.5	$(6.8)	$(12.4)

Adjusted EBITDA	$43.2	$36.0	$25.4
Adjusted EBITDA Margin	21%	18%	14%

(1)Cost of revenue excludes depreciation, amortization, and accretion. Both cost of revenue and sales, general and administrative expenses include the effect of non-cash equity-based compensation. Total non-cash equity-based compensation in cost of revenue was $1.4 million, $1.2 million, and $0.2 million and in sales, general and administrative expenses was $6.4 million, $6.0 million, and $1.6 million for the three months ended March 31, 2007, December 31, 2006, and March 31, 2006, respectively.

Total revenue for the first quarter increased 14% from a year ago and 2% from the fourth quarter 2006. Excluding $3.6 million of non-recurring revenue reported in colocation revenue, total revenue increased 12% from a year ago and was up slightly compared to the fourth quarter 2006.

Strength in hosting revenue reflected strong customer demand for managed hosting services and re-pricing of existing colocation contracts to market rates. Managed hosting services contributed 25% of total revenue up from 20% of revenue a year ago and 24% in the fourth quarter 2006. Virtualized and utility services contributed $12.1 million of managed hosting revenue, up 152% from a year ago and 17% from the fourth quarter.

Network services revenue consists of revenue from managed IP VPN services, internet access services sold to customers using SAVVIS hosting services, and bandwidth services to wholesale

SAVVIS

First-quater Financial Results

April 25, 2007

customers. Network services revenue was essentially flat in the first quarter compared to the same period last year. Compared to the fourth quarter 2006, first-quarter network services revenue declined 4%. Hosting customers continued to increase their use of SAVVIS networks for data transport, driving revenue growth, which was offset by declines in wholesale bandwidth volumes and in managed IP VPN revenue.

Other services revenue includes revenue from two sources that, as previously announced, SAVVIS expects will be eliminated in 2007: $2.4 million from Telerate, which is migrating its customers to Reuters products in 2007, and $4.1 million from the non-strategic CDN assets sold in January 2007. CDN customers are continuing to transition to the purchaser of those assets. SAVVIS’ total revenue less other services revenue for the first quarter 2007 increased 20% from the first quarter 2006 and 5% from the fourth quarter 2006.

Cost of revenue was $116.7 million, including $1.4 million of non-cash equity-based compensation costs, in the current quarter, resulting in gross profit as a percentage of total revenue, or gross margin, of 43% in the current quarter. The improvement in gross margin reflects SAVVIS’ scalable business model and ongoing cost-optimization efforts.

Sales, general, and administrative expenses (“SG&A”) for the current quarter were $53.2 million, as compared to $43.4 million for the same period last year and $53.5 million in the fourth quarter of 2006. SG&A included non-cash equity-based compensation costs for the current quarter of $6.4 million, as compared to $1.6 million for the same period last year and $6.0 million in the fourth quarter 2006. As a percentage of revenue, excluding non-cash equity-based compensation costs, SG&A was 23% in the current quarter, the same as in the first quarter 2006 and down from 24% in the fourth quarter 2006.

SAVVIS realized a gain of $125.2 million from the sale of non-strategic assets in January 2007, driving income from operations for the first quarter to $139.0 million. SAVVIS’ consolidated net income was $114.5 million in the first quarter, compared to net losses of $12.4 million in the same period last year and $6.8 million in the fourth quarter 2006.

In the first quarter of 2007, SAVVIS recorded income tax expense of $6.1 million related primarily to U.S. alternative minimum tax related to the sale of non-strategic assets. While the company utilized previously-generated Net Operating Loss (NOL) deductions in computing income-tax expense, IRS regulations limit the use of NOL deductions to 90% for U.S. alternative minimum tax purposes.

Cash Flow

Net cash provided by operating activities was $28.3 million in the first quarter. Cash capital expenditures for the quarter totaled $35.8 million, which included $12.7 million for previously-announced growth projects including the next-generation network and the build-out of four new

SAVVIS

First-quater Financial Results

April 25, 2007

data centers. SAVVIS’ cash position at March 31, 2007, was $221.6 million, compared to $98.7 million at December 31, 2006, and $49.6 million at March 31, 2006.

Financial Outlook

Chief Financial Officer Jeff Von Deylen said, “This year is a transitional period for SAVVIS, as we undertake two critical growth projects: the deployment of our next-generation network and the build-out of four new data centers. The sale of non-strategic assets, completed in January, will fund a significant portion of those projects. Continued growth in our hosting revenue in the first quarter reflects our expectation that hosting will drive SAVVIS’ financial performance improvements in 2007. We’ve also achieved continued success in our ongoing margin-improvement efforts, and therefore are raising our full year guidance for Adjusted EBITDA from a range of $145-155 million to $160-170 million. Our financial and operational achievements for 2007 are building the foundation for strong revenue and Adjusted EBITDA performance in 2008.”

SAVVIS management’s current expectations for 2007 financial results include:

•	Total revenue in a range of $820-835 million, including
o	growth in total Hosting revenue of 27-30%,
o	Network services revenue declining 3-4%, and
o	Other services revenue declining to near zero by the end of the year;
•	Adjusted EBITDA in a range of $160-170 million, reflecting an Adjusted EBITDA margin of approximately 20%, including
o	approximately $7-9 million of negative Adjusted EBITDA impact from operating four new data centers, as operating expenses precede anticipated customer revenue; and
•

Cash capital expenditures of $340-350 million, including $35-40 million for the next-generation network upgrade and approximately $200 million for the four new data centers, with approximately 60-70% of the remainder reflecting ongoing customer-growth-based investments.

o	Capital expenditures for 2007 will be primarily funded by existing resources and proceeds from the January sale of non-strategic assets.
o	SAVVIS anticipates bringing its four new data centers online beginning in the fourth quarter of 2007. Those data centers are expected to generate approximately $50 million of revenue in 2008 at approximately 40% Adjusted EBITDA margins.

* Adjusted EBITDA

“Adjusted EBITDA” represents income from operations before depreciation, amortization and accretion, gains or losses on sales of assets, and non-cash equity-based compensation. We have included information concerning Adjusted EBITDA because we believe that in our industry such information is a relevant measurement of a company’s operating financial performance and liquidity. The calculation of Adjusted EBITDA is not specified by United States generally

SAVVIS

First-quater Financial Results

April 25, 2007

accepted accounting principles. Our calculation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Investor Conference Call

SAVVIS will webcast an investor conference call today, April 25, 2007, at 5:30 PM EDT. Both the webcast and supporting presentation will be available at www.savvis.net on the Investor Relations page. A live conference call will also be available at +1 703-639-1317 and 866-802-4305 (in North America, toll free). Recorded replays will be available on the website for six months, and by telephone for two weeks, at +1 703-925-2533 and 888-266-2081 (in North America, toll free) with the access code 1066031, beginning at 8:00 PM EDT today.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results, including financial performance and product growth, may differ materially from SAVVIS’ expectations. Certain factors that could adversely affect actual results are set forth as risk factors described in SAVVIS’ SEC reports and filings, including its annual report on Form 10-K for the year ended December 31, 2006, and all subsequent filings. Those risk factors include, but are not limited to, variability in pricing for SAVVIS’ products, highly competitive markets, rapid evolution of technology, variability in the availability and terms of financing, uncertainties related to merger and acquisition activity, changes in our operating environment, and changes in regulatory environments. The forward-looking statements contained in this document speak only as of the date of publication, April 25, 2007. Subsequent events and developments may cause the company’s forward-looking statements to change, and the company will not undertake efforts to revise those forward-looking statements to reflect events after this date.

About SAVVIS

SAVVIS, Inc. (NASDAQ: SVVS) is a global leader in IT infrastructure services for enterprise applications. With an IT services platform spanning North America, Europe, and Asia, SAVVIS leads the industry in delivering secure, reliable, and scalable hosting, network, and application services. These solutions enable customers to focus on their core business while SAVVIS ensures the quality of their IT systems and operations. SAVVIS’ strategic approach combines virtualization technology, a global network and 24 data centers, and automated management and provisioning systems. For more information about SAVVIS, visit www.savvis.net.

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SAVVIS, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

(dollars in thousands, except share data)

	Three Months Ended March 31,
	2007	2006
Revenue	$205,248	$179,955
Operating Expenses:
Cost of revenue (including non-cash equity-based compensation of $1,359 and $243) (1)	116,675	112,969
Sales, general, and administrative expenses (including non-cash equity-based compensation of $6,420 and $1,574)	53,171	43,356
Depreciation, amortization, and accretion	21,645	19,926
Gain on sale of CDN assets	(125,198)	—

Total Operating Expenses	66,293	176,251

Income from Operations	138,955	3,704
Net interest expense and other	18,337	16,152

Net Income (Loss) before Income Taxes	120,618	(12,448)
Income taxes	6,077	—

Net Income (Loss)	114,541	(12,448)
Accreted and deemed dividends on Series A Convertible Preferred stock	—	11,188

Net Income (Loss) Attributable to Common Stockholders	$114,541	$(23,636)

Net Income (Loss) per Common Share
Basic	$2.20	$(1.95)

Diluted	$2.13	$(1.95)

Weighted-Average Common Shares Outstanding (2)
Basic	52,023,994	12,152,532

Diluted	53,749,503	12,152,532

(1)	Excludes depreciation, amortization, and accretion, which is reported separately.
(2)	All common share information included herein reflects the one-for-fifteen reverse stock split that occurred on June 6, 2006. For the three months ended March 31, 2006, the effects of including the incremental shares associated with options, unvested restricted preferred units, unvested restricted stock units, unvested restricted stock awards, and Series A Convertible Preferred stock are antidilutive, and as such, are not included in diluted weighted average common shares outstanding. The increase in weighted-average common shares outstanding from March 31, 2006 to March 31, 2007 was the result of the exchange of Series A Convertible Preferred stock for 37,417,347 shares of common stock on June 30, 2006.

SAVVIS, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

(dollars in thousands)

	March 31, 2007	December 31, 2006
ASSETS
Current Assets:
Cash and cash equivalents	$221,574	$98,693
Trade accounts receivable, net	43,033	44,949
Prepaid expenses and other current assets	24,296	21,607

Total Current Assets	288,903	165,249

Property and equipment, net	336,744	284,437
Other non-current assets	14,522	17,333

Total Assets	$640,169	$467,019

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities:
Payables and other trade accruals	$48,516	$43,009
Current portion of capital and financing method lease obligations	2,313	2,100
Other accrued liabilities	92,589	94,977

Total Current Liabilities	143,418	140,086

Long-term debt	283,527	269,436
Capital and financing method lease obligations, net of current portion	143,112	112,891
Other accrued liabilities	83,669	82,941

Total Liabilities	653,726	605,354

Stockholders’ Deficit:
Common stock	527	515
Additional paid-in capital	708,568	699,450
Accumulated deficit	(719,951)	(834,492)
Accumulated other comprehensive loss	(2,701)	(3,808)

Total Stockholders’ Deficit	(13,557)	(138,335)

Total Liabilities and Stockholders’ Deficit	$640,169	$467,019

SAVVIS, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

(dollars in thousands)

	Three Months Ended March 31,
	2007	2006
Cash Flows from Operating Activities:
Net income (loss)	$114,541	$(12,448)
Reconciliation of net income (loss) to net cash provided by operating activities:
Depreciation, amortization, and accretion	21,645	19,926
Non-cash equity-based compensation	7,779	1,817
Accrued interest	15,303	12,787
Gain on sale of CDN assets	(125,198)	—
Gain on disposal of fixed assets	(753)	—
Net changes in operating assets and liabilities, net of effects from sale of CDN assets:
Trade accounts receivable	1,574	1,046
Prepaid expenses, other current assets, and other non-current assets	(3,274)	(2,093)
Payables and other trade accruals	(990)	2,213
Deferred revenue	4,846	5,234
Other accrued liabilities	(7,184)	(9,617)

Net cash provided by operating activities	28,289	18,865

Cash Flows from Investing Activities:
Payments for capital expenditures	(35,792)	(16,465)
Proceeds from sale of CDN assets, net	128,121	—
Other investing activities, net	495	70

Net cash provided by (used in) investing activities	92,824	(16,395)

Cash Flows from Financing Activities:
Proceeds from stock option exercises	10,450	2,240
Payments for employee taxes on equity-based instruments	(9,088)	—
Principal payments under revolving credit facility	—	(16,000)
Payments under capital lease obligations	(726)	(168)

Net cash provided by (used in) financing activities	636	(13,928)

Effect of exchange rate changes on cash and cash equivalents	1,132	(114)

Net Increase (Decrease) in Cash and Cash Equivalents	122,881	(11,572)
Cash and Cash Equivalents, Beginning of Period	98,693	61,166

Cash and Cash Equivalents, End of Period	$221,574	$49,594

SAVVIS, Inc. and Subsidiaries

Unaudited Selected Condensed Consolidated Financial Information

(dollars in thousands)

	Three Months Ended
	March 31,		December 31,
	2007	2006	2006
Revenue:
Colocation	$69,416	$50,118	$58,936
Managed hosting	50,304	36,646	48,424

Total hosting	119,720	86,764	107,360

Network services	79,057	78,957	82,701
Other services	6,471	14,234	10,610

Total Revenue	$205,248	$179,955	$200,671

Adjusted EBITDA(1) Reconciliation:
Income from operations	$138,955	$3,704	$11,626
Depreciation, amortization, and accretion	21,645	19,926	17,168
Gain on sale of CDN assets	(125,198)	—	—
Non-cash equity-based compensation	7,779	1,817	7,222

Adjusted EBITDA	$43,181	$25,447	$36,016

(1)	“Adjusted EBITDA” represents income from operations before depreciation, amortization, and accretion, gain on sale of CDN assets, and non-cash equity-based compensation. We have included information concerning Adjusted EBITDA because we believe that in our industry such information is a relevant measurement of a company’s operating financial performance and liquidity. The calculation of Adjusted EBITDA is not specified by United States generally accepted accounting principles. Our calculation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.